Exhibit 99.1

Adverum Biotechnologies, Inc. Announces New Executive Chair and CEO

Paul Cleveland Named Executive Chairman of the Board

Amber Salzman, Ph.D. Named CEO

MENLO PARK, Calif., October 14, 2016 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a gene therapy company committed to discovering and developing novel medicines for patients suffering from diseases with few or burdensome treatment options, today announced that former Chief Executive Officer Paul B. Cleveland has been appointed Executive Chairman of the Board and that Amber Salzman, Ph.D., formerly President and Chief Operating Officer, has been appointed Chief Executive Officer.

“I am grateful to have had the opportunity to serve as CEO of Adverum for the past ten months. We have accomplished a number of important strategic goals during that period, including the closing of the transaction with Annapurna, the announcement of our new name and ticker symbol, multiple additions to both our management team and Board of Directors, and our decision to develop a new wet AMD product candidate. I believe that the time has come for me to retire from a full-time CEO role, and I believe that with Amber as CEO the company will flourish, benefitting both patients and shareholders.”

“I am excited to be able to become the Chief Executive Officer of Adverum,” said Dr. Salzman. “We have laid the groundwork needed to drive several very promising gene therapy programs forward. I want to thank Paul for his leadership and support and I look forward to continuing to work with him to lead the company through its next chapter.”

Dr. Salzman joined Adverum as President and Chief Operating Officer in 2016 after the combination of Annapurna Therapeutics with Avalanche Biotechnologies. She served as co-founder, president and Chief Executive Officer of Annapurna Therapeutics prior to the combination. Prior to Annapurna, Amber served in leadership roles in large pharmaceutical companies, small pharmaceutical companies, and in the rare disease community including her role as chief executive officer of Cardiokine Inc. prior to its acquisition by Cornerstone Therapeutics, Inc. Previously, she served as a member of the GlaxoSmtihKline plc’s R&D executive team where she planned and managed drug-development projects and clinical trials comprising more than 30,000 patients worldwide. She has led initiatives to accelerate drug development and moderate costs, and established a Development Support Center in India. She is the president of the Stop ALD Foundation, a patient-advocacy group driving forward improvements in treatments for patients with adrenoleukodystrophy (ALD), and she played a key role in bringing about the a ALD lentiviral gene therapy treatment. Dr. Salzman received her B.A. from Temple University and her Ph.D. from Bryn Mawr College.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company committed to discovering and developing novel medicines that can offer life-changing benefits to patients living with rare diseases or diseases of the eye who currently have limited or burdensome treatment options. Adverum has a robust pipeline that includes product candidates to treat wet AMD, A1AT deficiency, and hereditary angioedema, among other diseases. We are leveraging our next-generation adeno-associated virus (AAV)-based directed evolution platform to generate product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Our focus on the patient is supported by clinical development expertise and core capabilities in vector optimization, process development, manufacturing, and assay development. For more information please visit www.adverumbio.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to, Adverum’s product candidates and preclinical and clinical studies, and the commercial potential of its product candidates, all of which are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not consummate any plans or product or clinical development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that Adverum’s resources will not be sufficient for Adverum to conduct or continue planned development programs and planned clinical trials, the risk of a delay in the enrollment of patients in Adverum’s clinical studies or in the manufacturing of products to be used in such clinical studies, risks related to regulatory review of Adverum’s development plans and planned clinical trials and the risk that Adverum will not be able to successfully develop or commercialize any of its product candidates. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts

For Adverum:

Tricia Truehart

Vice President

The Trout Group LLC

646-378-2953

ttruehart@troutgroup.com